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         For Immediate Release         Contact:          Bohn H. Crain
         ---------------------                           Chief Financial Officer
                                                         Stonepath Group
                                                         (215) 979-8370


            STONEPATH GROUP INCREASES CREDIT FACILITY TO $20 MILLION
________________________________________________________________________

PHILADELPHIA, September 8, 2003 - Stonepath Group (AMEX: STG), a global logistics services organization, today announced that its credit facility has been increased by $5 million to $20 million, providing additional flexibility for the Company's acquisition strategy and on-going working capital requirements. The secured credit facility was obtained from LaSalle Business Credit, LLC, a subsidiary of ABN AMRO.

"Organic growth and progress on the acquisition front continues to expand our borrowing base and access to capital," said Bohn Crain, Stonepath's Chief Financial Officer. "The increase in our bank facility is part of the natural progression of our capital structure and provides additional financial flexibility to support our continued growth. LaSalle has been a committed partner that has helped Stonepath pursue its goal of building a leading global logistics services organization. Their financial strength and global reach will continue to be strategic as we expand our network."

About LaSalle Bank
LaSalle Bank N.A. is one of the Midwest's largest banks with $54 billion in assets. LaSalle Bank is an indirect subsidiary of Netherlands-based ABN AMRO Bank N.V., one of the world's largest banks with total assets of EUR 597.4 billion and a presence in more than 3,500 locations in over 60 countries and territories.

About Stonepath Group (AMEX:STG)
Stonepath Group (www.stonepath.com) is building a global logistics services organization that integrates established logistics companies with innovative technologies. Stonepath offers a full-range of time-definite transportation and distribution solutions. For more information about Stonepath Group and Stonepath Logistics, please contact John Brine at (212) 254-8280.


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